Exhibit 10.1

January 22, 2020

Mr. Richard S. Groberg

Dear Richard ,

This letter confirms the terms of our separation agreement (this “Agreement”) with you concerning your resignation from MJ Holdings, Inc. and any directly or indirectly held subsidiary, affiliated entity, or successor to any of the foregoing (collectively, the “Company”). Such resignation of employment shall take effect on January 22, 2020 (the “Resignation Date”). You shall have no further duties or obligations to the Company other than those agreed upon in this Agreement after January 15, 2020. The period between January 15, 2020 and January 22, 2020 shall be referred herein as “Voluntary Unpaid Leave”.

1.	Deferred Compensation. Pursuant to the terms of that certain employment agreement between you and the Company effective July 15, 2020 (the “Employment Agreement”), you accrued the sum of $5,000 per month in deferred compensation from July 15, 2019 through January 15, 2020 (“Deferred Compensation”). You hereby agree that the total amount of Deferred Compensation due to you pursuant to the Employment Agreement is $30,000. The Deferred Compensation shall be paid as follows:

a)	The sum of $15,000 minus any sums previously paid to you between October 1, 2019 and January 15, 2020 shall be paid to you no later than January 24, 2020 in the form of a check or direct deposit pursuant to the Company’s payroll terms and conditions; and

b)	The sum of $7,500 shall be paid to you no later than February 7, 2020 in the form of a check or direct deposit pursuant to the Company’s payroll terms and conditions; and

c)	The sum of $7,500 shall be paid to you no later than February 21, 2020 in the form of a check or direct deposit pursuant to the Company’s payroll terms and conditions.

2.	Voluntary Deferred Compensation. Commencing on October 1, 2019 through January 15, 2020 you voluntarily deferred the sum of $10,000 per month of your monthly salary for a total sum due you in the amount of $35,000. The Deferred Compensation shall be paid as follows:

a)	The sum of $7,500 shall be paid to you no later than March 6, 2020 in the form of a check or direct deposit pursuant to the Company’s payroll terms and conditions; and

Richard S. Groberg

January 22, 2020

b)	The sum of $7,500 shall be paid to you no later than March 20, 2020 in the form of a check or direct deposit pursuant to the Company’s payroll terms and conditions; and

c)	The sum of $7,500 shall be paid to you no later than April 3, 2020 in the form of a check or direct deposit pursuant to the Company’s payroll terms and conditions; and

d)	The sum of $7,500 shall be paid to you no later than April 17, 2020 in the form of a check or direct deposit pursuant to the Company’s payroll terms and conditions; and

e)	The sum of $5,000 shall be paid to you no later than May 1, 2020 in the form of a check or direct deposit pursuant to the Company’s payroll terms and conditions.

3.	Stock Compensation. The Company shall deliver to you, no later then January 24, 2020, restricted stock certificates evidencing your ownership of 200,000 shares of MJ Holdings, Inc. common stock (the “Shares”). The Shares shall be restricted for a period of one year from the date of issue pursuant to Rule 144 of the Securities Act of 1933 unless otherwise registered for resale by the Company. For the purpose of this paragraph 3, should the Company engage in the registration of any securities of the Company by the filing of a Form 10-12G, S-1, S-3 or any other registration of the Shares prior to July 15, 2019 then you shall have piggyback registration rights of your Shares in said registration.

4.	Severance. Subject to the terms and conditions of this Agreement, the Company agrees to pay to you a severance payment equal to your current monthly salary for one (1) month. Your first payment in the amount of $7,500 will be on the earlier of (a) May 15, 2020 or (b) the first regular Company pay day following the date on which you have received all Deferred Compensation and all Voluntary Deferred Compensation. Subsequent payments will be made on regular Company pay days for the applicable period. The severance payment is contingent upon your acceptance of this Agreement, acknowledged by signing this Agreement and returning it to the Company in accordance with the terms outlined in Paragraph 19, entitled “Review and Rescission.” You shall become entitled to the severance payment following the lapse of the Recessionary Period (as defined below) without the delivery of a notice of rescission as outlined in Paragraph 19 below.

5.	Benefits. (a) Your health insurance benefits will remain in effect through May 31, 2020, contingent upon your signed acceptance of this Agreement. Upon termination of these benefits, you may elect to continue on the Company’s then in effect health insurance plan for up to an additional sixty (60) days by remitting the applicable premium to the Company on or before the 15th day of the month in which the continuation election was made; and (b) the Company has calculated that your accrued and unused vacation time is equal to 76 hours ($6,577.04) which shall be paid to you as part of your regular paycheck pursuant to the terms of Paragraph 7 hereinbelow on or before January 24, 2020.

6.	Other Compensation and Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits from the Company after the Resignation Date.

1300 S Jones Blvd., Las Vegas, NV 89146 (702) 879-4440

Richard S. Groberg

January 22, 2020

7.	Withholding Taxes: Liabilities. The Company will deduct and withhold from any payments to you all sums that it may be required to withhold pursuant to applicable tax withholding laws or regulations.

8.	Release by You. In consideration of the payments described above, and the other good and valuable consideration being offered hereunder, receipt of which you hereby acknowledge, you, on behalf of yourself, your heirs, executors, administrators and assigns, and each of them, hereby fully and unconditionally release the Company (including each of its subsidiaries and affiliates, and each entity managed or advised by any of them, past, present, and future, as well as its and their managers, directors, officers, agents, attorneys, employees, members/stockholders, representatives, benefit plan fiduciaries, assigns, and successors, past and present and each of them collectively, in their individual and representative capacities, the “Released Parties”), from and with respect to any and all charges, complaints, claims, rights, contracts, agreements and actions, including for attorneys’ fees and costs, which you ever had, now have or may have against the Released Parties, including, but not limited to, claims which could arise under the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, the Age Discrimination in Employment Act of 1967 (“ADEA’’) as amended by the Older Workers Benefit Protection Act, the Workers Adjustment and Retraining Notification Act, and any and all other federal, state and local laws or obligations regulating the employment relationship between the parties, or by reason of any matter, cause or thing whatsoever, whether known or unknown, (the “Claims”), except for claims for enforcement of your rights under this letter Agreement.

9.	Release by Company. In consideration of fulfillment of all of your obligations hereunder the Company shall release and forever discharge you, your heirs and assigns, from any and all agreements, contracts, claims, rights, causes of action, including any attorneys fees or costs incurred by the Company in the preparation and enforcement of this agreement.

10.	Agreement is Bar to Claims; No Actions or Proceedings Commenced. You acknowledge and agree that it is the parties’ intention that this Agreement shall be effective as a bar to all financial or other recovery against the Released Parties; in furtherance of this intention you represent and warrant that you have not filed any claim, charge or complaint, and have not commenced any action or proceeding, against any Released Parties in any court or federal, state or local administrative agency, including, without limitation, the Equal Employment Opportunity Commission, or the Department of Human Rights of any state. To the maximum extent permitted by law, you covenant not to sue or to institute or cause to be instituted any action in any federal, state or local agency or court against the Released Parties regarding the matters covered by the release contained in Paragraph 8 hereinabove (except to enforce the terms of this Agreement). While you may file a charge with state or federal agencies, you agree not to seek or accept any money damages or any other relief upon the filing of any such administrative charges or complaints (or judicial proceedings arising from such charges). You further waive any right to recovery in a proceeding instituted on your behalf by an administrative agency or other entity regarding your employment with or separation from the Company. If you breach the terms of the release and covenant not to sue, the Company shall be entitled to recover, in addition to any other relief available to the Company, its costs, including reasonable attorneys’ fees caused by such breach, as well as any severance pay, and benefits paid out under Paragraphs 3, 4 and 5 of this Agreement. You acknowledge and agree that you have no right to reinstatement or rehiring as an employee of the Company. You further represent and affirm that you have been paid and/or received all leave (paid or unpaid), vacation pay, compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled and that no other leave (paid or unpaid), vacation, pay, compensation, wages, bonuses, commissions and/or benefits are due to you, except as provided for in this Agreement. You also acknowledge that you have reported to the Company any and all work-related injuries, if any, incurred during your employment.

1300 S Jones Blvd., Las Vegas, NV 89146 (702) 879-4440

Richard S. Groberg

January 22, 2020

11.	Company Property: Further Assurances. You shall immediately return all property of the Company currently in your possession, including without limitation: all Company documents; all lists and contact information relating to, and any and all other documents identifying, any clients and prospective clients; all files and other material pertaining to clients, transactions, and other dealings or relationships between the Company and any other firm, organization, company or entity; all term sheets, contracts, agreements and transaction documents of any type whatsoever, including drafts thereof, and all notes or similar records pertaining to any transaction, proposed or possible transaction and any client or other relationship; and, without limiting the foregoing, any and all documents obtained from the Company or generated in the course of your work on behalf of the Company. Company property shall also include, office keys, pass card, building I.D. card, passwords and any other Company property in your possession. You hereby further agree to execute all documents and take such other actions as the Company may reasonably request in order to accomplish the purposes of this Agreement.

12.	Confidentiality and Non-Disparagement: Non-Solicitation: Cooperation. You agree that (except pursuant to judicial legal process or any legal action to enforce this Agreement), you shall keep confidential the terms of this Agreement, and all performance hereunder and shall not disclose this information henceforth to anyone other than your family, attorneys and tax advisors, whom you shall inform of the confidentiality obligations and who shall agree to be bound by this confidentiality obligation. Further, you shall not at any time hereafter disparage or portray in a negative light the Company or any of the Released Parties and shall not disclose to any one any information regarding the Released Parties which is non-public, confidential, or proprietary. The Company shall not at any time hereafter disparage or portray you in a negative light. The Company does not waive any right it has to protection of trade secrets or against unfair competition or disclosure of confidential information by you. You agree that for a period of one year from the Termination Date you will not, either directly or indirectly in any capacity (whether as owner, partner, shareholder, broker, dealer, agent, employee, consultant or otherwise): (a) solicit employees of the Company for employment, including without limitation, (i) identifying to a successor employer or its agents, a person or persons who have special knowledge concerning the Company, including Company businesses, clients, strategies, techniques, analytical tools, inventions, processes, methods, or confidential affairs, or (ii) commenting to a successor employer or its agents or such other entity about the quantity or quality of work, special knowledge, or personal characteristics of any person who is still employed at the Company. You agree to cooperate with the Released Parties in the truthful and honest prosecution and/or defense of any claim in which the Released Parties may have an interest (subject to reasonable limitations concerning time and place), which may include without limitation (subject to the payment of reasonable out-of-pocket expenses incurred by you and, in the case of extraordinary expenses, only at the Company’s prior and specific request) making yourself available to participate in any proceeding involving any of the Released Parties, allowing yourself to be interviewed by representatives of the Released Parties, participating as requested in interviews and/or preparation by any of the Released Parties of other witnesses, appearing for depositions and testimony without requiring a subpoena, and producing and/or providing any documents or names of other persons with relevant information, all without claim of privilege against the Released Parties.

1300 S Jones Blvd., Las Vegas, NV 89146 (702) 879-4440

Richard S. Groberg

January 22, 2020

13.	Choice of Law and Consent to Jurisdiction. This Agreement is entered into in the State of Nevada and shall be interpreted in accordance with its laws, without regard to Nevada’s choice-of-law rules that might otherwise refer to the substantive law of some other jurisdiction. You and the Company hereby irrevocably submit to the exclusive jurisdiction of the Clark County District Court for the state of Nevada in any action, suit or proceeding arising in connection with this agreement, and agree that any such action, suit or proceeding shall be brought only in such court and waive any objection to venue based on forum non-conveniens or otherwise.

14.	Knowledge of Contents. You acknowledge that you have read, understand and accept each of the terms of this Agreement, that prior to signing this Agreement you have been advised to consult with an attorney and that you are entering into this Agreement knowingly and voluntarily.

15.	Entire Agreement, Breach. This Agreement contains the entire and only Agreement between you and the Company concerning the subject matter set forth herein. Releases pertaining to the subject matter hereof, and any other agreements or understandings and discussions, written or oral, that may have existed between the parties are superseded by this Agreement and are no longer effective. This Agreement may be amended or modified only by a written amendment signed by the parties hereto. You have acknowledged that, in signing this Agreement, you have not relied on any representation, promise or inducement not contained in writing in this Agreement.

16.	Default by Company. Should the Company default on any of its obligations under either paragraphs 1 or 2 hereinabove and said default is not cured within ten (10) business days of written notice of default by you to Company then you shall be entitled to payment of interest in the amount of one and one-half (1.5%) percent per month on any unpaid sums then do you (“Default Rate”). Should the Company fail to cure any default hereunder within thirty (30) calendar days of written notice of default by you to Company then the Default Rate shall increase to two (2%) percent per month on any unpaid sums then due you and the Company shall immediately recognize your statutory lien against the Company pursuant to NRS 108.221 to 108.246.

17.	Unenforceability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

18.	Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

1300 S Jones Blvd., Las Vegas, NV 89146 (702) 879-4440

Richard S. Groberg

January 22, 2020

19.	Review and Rescission. You acknowledge and agree that (a) you have had adequate time to review this Agreement and have been encouraged to review it with your attorney and consider whether to execute this Agreement, (b) you have read this Agreement fully and carefully and understand its terms, and (c) that you have signed it knowingly, freely and voluntarily without duress, coercion or undue influence and with a full understanding of its terms. You will have up to ten (10) days from the date of this Agreement to review this Agreement and consider whether to execute this Agreement, and seven (7) days after your execution and delivery of this Agreement to revoke your acceptance (the “Recessionary Period”). If the Company does not receive written revocation from you within such seven (7) day period, this Agreement shall become effective upon expiration of such seven (7) day period (the “Effective Date”). If the Company receives written revocation from you within such seven (7) day period revoking this Agreement, the Company’s obligations under this Agreement will be void and you agree to promptly return any amounts paid to you hereunder.

All payments offered to you by the Company as described in this Agreement are subject to, and conditioned upon, your prior execution and delivery of this Agreement to the undersigned by the close of business on January 22, 2020 and your compliance with the obligations to which you have agreed as set forth herein. Please review and execute this Agreement herein below and return to my attention.

MJ HOLDINGS, INC.

/s/ PARIS BALAOURAS
Paris Balaouras, CEO
Dated: January 22, 2020	Accepted and Agreed:

/s/ RICHARD S. GROBERG
Richard S. Groberg
Dated: January 22, 2020

1300 S Jones Blvd., Las Vegas, NV 89146 (702) 879-4440